UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2014

GREAT PLAINS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51872	87-0645394
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4060 NE 95th Rd., Wildwood, FL	34785
(Address of principal executive offices)	(Zip Code)

(352) 561-8182
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On December 10, 2014 Great Plains Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Bonjoe Gourmet Chips LLC, a Florida limited liability company (“Bonjoe”) and its members Joseph Trudell and Gilbert Hess (the “Purchasers”). Under the terms of the Purchase Agreement the Purchasers agreed to exchange an aggregate of 30,000 limited liability company membership units of Bonjoe (the “Units”) for 443,000 shares of the Company’s common stock (the “Exchange”) and the completion of certain other conditions discussed below. The Units represent 30% of the issued and outstanding Units of Bonjoe. The Company expects to complete the Exchange in January 2015.

Completion of the Exchange is conditioned upon, among other things, (i) the Company entering an Option Purchase Agreement with the Purchasers (the “Option Agreement”); (ii) Bonjoe entering into a Royalty Payment Agreement with the Company (the “Royalty Agreement”); (iii) Bonjoe entering into a Confidentiality, Nondisclosure, Nonsolicitation and Non-disparagement Agreement with Mr. Trudel (the “Confidentiality Agreement”), (iv) Bonjoe entering into an Limited Liability Company Operating Agreement with its members (the “Operating Agreement”); (v) confirmation that Bonjoe has implemented financial accounting software for its record keeping which software shall be reasonably approved by the Company (the “Accounting Software”) and (vi) and the Company obtaining a court order approving, among other things, the fairness of the terms and conditions of the Exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.

The Option Agreement entered into with Mr. Trudel dated December 10, 2014 (the “Grant Date”), provides that Mr. Trudel grants the Company the right to purchase 10,000 Units at any time on or before the expiration of five (5) years from the Grant Date upon payment of $1,400.00 for each 1,000 units, up to 10,000 units (the “Option Units”), payable in cash upon exercise (the “Option”). The Company may exercise the Option as a whole or in increments of 1,000 with the number of Units being subject to change in the event of any dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation of Bonjoe. The Option Agreement entered into with Mr. Hess on the Grant Date, provides that Mr. Hess grants the Company the right of first refusal to purchase up to 10,000 Units at any time on or before the expiration of five (5) years from the Grant Date in the event that Mr. Hess elects to transfer or sell some or all of the Units on the same terms as his proposed offer but in no event at a price more than $1,860 for each 1,000 units, up to 10,000 units (the “Option Units”), payable in cash upon closing. The number of Units subject to this right is subject to change in the event of any dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation of Bonjoe.

Under the terms of the Royalty Agreement, dated December 10, 2014, the Company agreed to make an investment into Bonjoe of $11,500 to be used for general working capital purposes (the “Investment”). In exchange for the Investment the Company will receive an initial royalty payment equal to $0.08 per bag of product sold by Bonjoe during the period of time that will start 150 days from December 10, 2014 through the date which Bonjoe has sold up to a maximum of 295,000 units (the “Initial Royalty”). After payment of the Initial Royalty, Bonjoe will pay the Company a royalty equal to three percent (3%) of gross sales through the remaining term of the Royalty Agreement. The Royalty Agreement is a for a term of 30 years.

Under the terms of the Confidentiality Agreement dated December 10, 2014, Mr. Trudel agreed that he would (a) hold confidential information of Bonjoe in strict confidence indefinitely, (b) not disclose the confidential information, (c) use all necessary precaution to prevent the unauthorized disclosure of confidential information, and (d) not use any confidential information for any purpose other than as necessary in connection with the performance of his duties for Bonjoe. The Confidentiality Agreement also obligates Mr. Trudel during the term of the agreement and for a period of three years thereafter to refrain from soliciting or entering into agreements with customers or supplies of Bonjoe, engaging in any conduct that is injurious to the reputation or interest of Bonjoe, including, but not limited to, making disparaging comments about the Company and its officers, directors, shareholders, employees and agents, to their respective operations, financial condition, prospects, products or services. In addition, Mr. Trudel agreed that all intellectual property rights he develops during the course of his employment with Bonjoe shall be deemed a “work made for hire” and remain the property of Bonjoe.

The Operating Agreement entered into among Bonjoe, Mr. Trudel and Mr. Hess dated December 10, 2014 contains standard provisions relating to Bonjoe’s organization, management, indemnification, distribution of profits and losses, accounting and reports, interest transfers, dissolution or merger, and arbitration of claims and disputes among members. Pursuant to the Operating Agreement Bonjoe is authorized to issue a total of 100,000 Units of which 85,000 Units are held by Mr. Trudel and 15,000 Units are held by Mr. Hess.

The foregoing descriptions are qualified in their entirety by reference to the Purchase Agreement and its exhibits and the Royalty Agreement which are filed hereto as Exhibits 4.1, and 10.1 respectively, and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

4.1	Securities Purchase Agreement between Great Plains Holdings, Inc., Bonjoe Gourmet Chips LLC and certain Purchasers dated December 10, 2014.
10.1	Royalty Agreement between Great Plains Holdings, Inc. and Bonjoe Gourmet Chips LLC dated December 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS HOLDINGS, INC.

Date: December 16, 2014	By: /s/ Denis Espinoza
Name: Denis Espinoza
Title: President